NEWS RELEASE
Exhibit 99.1

FOR RELEASE: IMMEDIATE
UGATX CORPORATION ADDS STEPHEN WILSON TO BOARD OF DIRECTORS
CHICAGO, IL, October 31, 2014 GATX Corporation (NYSE:GMT) today announced the appointment of Stephen R. Wilson to its Board of Directors. Mr. Wilson will also serve as a member of the Audit Committee. The GATX Board now consists of nine members, including eight independent directors.
“Steve’s substantial leadership experience, financial expertise and industry perspective will be an asset to GATX,” said Brian A. Kenney, chairman, president and chief executive officer of GATX Corporation. “He is an excellent addition to our strong group of independent directors.”
Mr. Wilson recently retired as chairman, president and chief executive officer of CF Industries Holdings, Inc., having served in that role since 2005. Previously, he served as president and chief executive officer of the company from 2003 to 2005, and as senior vice president and chief financial officer from 1991 to 2003. Mr. Wilson began his career with Inland Steel Industries, Inc. in 1974, and served in a variety of increasingly responsible positions in both strategic planning and finance. Mr. Wilson is a certified public accountant and holds a master of business administration and a bachelor of arts from Northwestern University. He is also a member of the Board of Directors of Ameren Corporation.
UCOMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. With the largest railcar lease fleet in the world, GATX has been providing quality railcars and services to its customers for more than 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Jennifer Van Aken
Director, Investor Relations
GATX Corporation
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(10/31/14)